Exhibit 10.13

July 14, 2006

Mr. David Skjaerlund

Liberty Renewable Fuels, LLC

P.O. Box 335

Owosso, MI 48867

RE: Proposal for Services

Dear David:

It was great to meet my fellow managers this week. I was pleased to see their confidence in the value of the services we can provide to Liberty. We have completed a very preliminary review of possible financial incentives but more will be known after next week’s meeting with the Michigan Economic Development Corporation on July 21. We must be mindful of the process and meld it with our desire to move dirt in 60 days.

As I have noted earlier and you are well aware, Don Schurr will be an asset. Don has said the elected officials understand economic development but will need to be educated about the desirability of this project and the need to provide the incentives. That will happen on Thursday, July 20 with the Power Point Presentation during the working session. At that time it would be helpful to have names and contacts at the local and state level.

Early tasks for the negotiation process for this project include:

•	Preparation of materials

•	Meet with local officials June 20

•	Meet with state economic development professionals July 21

Range $2500 - $3000

PlanScape Partners proposes to provide the services on a not-to-exceed, hourly rate basis. Our fees for 2006 are $130 per hour for principal partners, $75 for administrative assistant’s time and $50 per hour for clerical support. Prints, copies, delivery fees, travel expenses, and other reimbursable expenses will be billed at cost and are in addition to the above fees. We will waive the 10% administrative fee and we bill monthly. The July 11-12 trip will be billed at $750 plus travel expenses.

We will discuss next steps and a revised scope of services each time and follow with a letter agreement.

Sincerely,

PLANSCAPE PARTNERS

Kathy Showalter

Authorization

I have reviewed the proposal and agree with its terms. I hereby authorize PlanScape Partners to proceed with the work described herein.

/s/ David Skjaerlund	7/14/06
Authorized Signature	Date

Terms of Payments

All amounts due PlanScape Partners for professional services hereunder shall be paid in full not later than 30 days following completion of those services. Thereafter, interest at the amount of one and one half percent ( 1/2%) shall be charged against and paid on all amounts unpaid. PlanScape Partners also retains the right to file liens on all accounts not paid within 90 days of completion of work.

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